Exhibit 10.1

WHIRLPOOL CORPORATION

2014 EXECUTIVE PERFORMANCE EXCELLENCE PLAN

ARTICLE I

GENERAL

1.1 ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION 2014 EXECUTIVE PERFORMANCE EXCELLENCE PLAN (the “Plan”).

1.2 PURPOSE:

The purpose of the Plan is to attract and retain the best possible executive talent and to motivate executives to focus attention on stockholder value, drive performance in support of this goal and other business goals, and reward company and individual performance and to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.3 ADMINISTRATION:

(a) The Committee (as defined in Section 2.1) shall administer the Plan.

(b) Subject to the limitations of the Plan, the Committee shall: (i) select those employees of the Company who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c) To the extent not inconsistent with applicable law, including the applicable provisions of Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

(d) All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

ARTICLE II

DEFINITIONS

2.1 DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided.

(a) “Base Salary” shall mean, as determined by the Committee, the regular salary actually paid during a Plan Year to a Participant or a Participant’s regular salary determined as of a particular date during the applicable Plan Year selected by the Committee. Regular salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay or special awards.

(b) “Board” shall mean the Board of Directors of Whirlpool Corporation.

(c) “Committee” shall mean the Human Resources Committee of the Board or such other Committee as is designated by the Board (or any subcommittee thereof formed by the Human Resources Committee or such other Committee to act as the Committee hereunder), which shall consist solely of two or more members of the Board who are “outside directors” as required by and within the meaning of the Code. The Board shall appoint the members of the Committee and fill any vacancy on the Committee.

(d) “Company” shall mean Whirlpool Corporation.

(e) “Corporate” shall mean relating to Whirlpool Corporation.

(f) “Executive Officers” shall mean those individuals designated by the Company as “executive officers” within the meaning of Rule 3b-7 promulgated under the U.S. Securities Exchange Act of 1934, as amended, as of the last day of any Plan Year and any other employee of the Company or its affiliates who is designated as a participant in this Plan by the Committee from time to time.

(g) “Individual Performance Factor” shall mean the factor associated with the performance rating assigned to a Participant as part of the performance management process or other method(s) of adjustments intended to recognize individual performance.

(h) “Final Award” shall mean the award actually paid to a Participant pursuant to Section 4.2.

(i) “Maximum Award” shall mean the award amount available to be paid to a Participant pursuant to Section 4.1 provided that the Committee has certified in writing that the applicable Performance Goal(s) have been met.

(j) “Noncorporate” shall mean a specified segment of the Company’s operations designated as such by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(k) “Participant” shall mean each Executive Officer who is approved by the Committee for participation in the Plan for a specified Plan Year.

(l) “Performance Goal” shall mean a level of attainment of a specified Performance Measure that can be objectively determined in accordance with Section 162(m) of the Code. Such Performance Goals may be based solely upon the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the performance of the Company relative to performance of other companies or upon comparisons of any of the indicators of Company performance relative to performance of other companies. In determining attainment of a Performance Goal (i) the Committee shall exclude the negative impact of unusual, non-recurring or extraordinary items attributable to (A) acquisitions or dispositions of stock or assets, (B) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or adopted by the Company, the Subsidiaries or any applicable division, business segment or business unit after the goal established, (C) restructuring activities, (D) disposal of a segment of a business, (E) discontinued operations, (F) the refinancing or repurchase of bank loans or debt securities, (G) unbudgeted capital expenditures, (H) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (I) conversion of some or all of convertible securities to common stock, and (J) any business interruption event; and (ii) the Committee may determine within ninety (90) days after the start of a performance period to exclude such other items, each determined according to Generally Accepted Accounting Principles (to the extent applicable) identified in the Company’s accounts, financial statements, notes thereto, or management discussion and analysis as may be permitted by Section 162(m) of the Code.

(m) “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination: revenue; net income (or loss) per share; pre-tax profits; net earnings (or loss); net income (or loss); operating income or loss (before or after taxes); cash flow; cash flow per share (before or after dividends); free cash flow; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); total stockholder return relative to assets; total stockholder return relative to peers; customer satisfaction; customer growth; employee satisfaction; gross margin; revenue growth; stock price; market share; sales; earnings (or loss) per share; return on equity; cost reductions; economic value added; product revenue growth; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; gross profits; comparisons with various stock market indices; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, factoring transactions and recruiting and maintaining personnel. Performance Measures may be defined on a Corporate or Noncorporate basis as determined by the Committee.

(n) “Plan Year” shall mean the Company’s fiscal year.

(o) “Results Factor” shall mean the factor determined by the Committee to reflect the level of attainment of applicable Corporate or Noncorporate objectives.

(p) “Target Award” shall mean the award to be paid to a Participant for meeting planned performance results.

(q) “Target Award Percentage” shall mean the percentage of Base Salary determined by the Committee to reflect an appropriate incentive for each Participant based on the Participant’s responsibilities, opportunity and authority to affect overall financial results.

2.2 GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to designated Executive Officers. The Chief Executive Officer shall automatically participate in the Plan. The other Executive Officers who participate in the Plan for any Plan Year shall be selected by the Committee.

3.2 PARTIAL PLAN YEAR PARTICIPATION:

An Executive Officer who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee, it being understood that if an Executive Officer becomes eligible more than 90 days after the beginning of the Plan Year, the Committee may either use the established Performance Goals for such Participant based on performance during the remainder of the Plan Year or establish different Performance Goals and/or a different performance period for such Participant provided such Performance Goals and/or performance period satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2).

ARTICLE IV

INDIVIDUAL AWARDS

4.1 COMPONENTS OF INDIVIDUAL AWARDS; TARGET AWARD PERCENTAGES; PERFORMANCE GOALS:

Within 90 days after the start of the Plan Year, or such other date as may be required in order to meet the applicable deadline for the establishment of performance goals permitting compensation payable under the Plan with respect to such year to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e), the Committee shall select the Participants for the Plan Year, establish in writing the Performance Goal(s) applicable to each Participant based on one or more Performance Measures, and determine an objective formula or method for determining the Maximum Award available to each Participant if the Performance Goals are met, which may include a Target Award, a Target Award Percentage and a Results Factor. Except with respect to the Chief Executive Officer, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Maximum Award for each Participant. After the end of each Plan Year, the Committee shall certify in writing whether the Performance Goal(s) has been met. If the Performance Goal(s) have been met, the Committee shall determine the amount of the Maximum Award payable to each Participant pursuant to the terms of the Plan. In no event shall any Maximum Award exceed $6,000,000.

4.2 FINAL AWARD DETERMINATIONS:

The Committee shall determine the Final Award payable to the Participant for the Plan Year, based on the application of the objective formula or method established for such Participant for the applicable Plan Year pursuant to Section 4.1. In determining a Participant’s Final Award, the Committee shall have the sole and absolute discretion to reduce (including a reduction to zero) the amount of the Maximum Award, but shall not have authority to provide a Final Award in excess of the Maximum Award as determined in accordance with Section 4.1. The Committee’s exercise of negative discretion to reduce the Maximum Award of one Participant shall not have the effect of increasing the Final Award payable to any other Participant. For the sake of clarity, in no event shall a Participant’s Final Award exceed the Participant’s Maximum Award. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year, except as provided in Sections 6.1, 6.2, and 7.1.

ARTICLE V

PAYMENT OF FINAL AWARDS

5.1 TIMING AND FORM OF PAYMENT:

(a) At the end of each Plan Year, the Chief Executive Officer shall report the level of achievement of the applicable Performance Goals for Participants to the Committee. Prior to any payment hereunder, the Committee shall certify in writing the extent to which the Performance Goals for Participants have been satisfied, determine the amount of Maximum Awards for each Participant, and approve the payment of Final Awards. The Committee may not waive the achievement of the applicable Performance Goals, except upon the occurrence of an event as specified in Section 7.1 and to the extent specified therein.

(b) Payments of Final Awards to Participants shall be made in cash in a lump sum no earlier than January 1 and no later than December 31 of the calendar year immediately following the applicable Plan Year. The Company expects to pay Final Awards in respect of a Plan Year on April 1 of the calendar year following the applicable Plan Year, provided no Participant shall be entitled to damages with respect to Final Awards paid after April 1 of any calendar year.

(c) Payment of Final Awards may be delayed to a date after the designated payment date specified in Section 5.1(b) under the circumstances described in this Section 5.1(c), provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(i) Payments Subject to Code Section 162(m). A payment to a Participant may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the applicability of Code Section 162(m), provided that the payment is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the applicability of Code Section 162(m) or during the period beginning with the date of the Participant’s “separation from service” (within the meaning of Code Section 409A) and ending on the later of the last day of the taxable year of the Company in which the Participant separates from service or the 15th day of the third month following the Participant’s “separation from service,” and provided further that all scheduled payments to that Participant that could be delayed in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i) are also delayed. Where the payment is delayed to a date on or after the Participant’s “separation from service,” the payment will be considered a payment upon a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a “separation from service”) and, in the case of a specified employee (within the meaning of Code Section 409A), the date that is six months after the Participant’s “separation from service” is substituted for any reference to the Participant’s “separation from service” in the first sentence of this Section 5.1(c)(i). No election may be provided to the Participant with respect to the timing of payment under this Section 5.1(c)(i).

(ii) Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(iii) Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the IRS Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.2 DEFERRAL OF PAYMENTS:

Notwithstanding the provisions of Section 5.1 describing the form and timing of payment of Final Awards granted pursuant to the Plan, a Participant who is eligible for and has elected to make deferrals of compensation under the terms of the Whirlpool Corporation Executive Deferred Savings Plan II may defer payment of all or part of a Final Award granted pursuant to the Plan provided that the time and form of the election to defer and the payment of any portion of the Final Award so deferred shall be governed by the terms of the Whirlpool Corporation Executive Deferred Savings Plan II.

5.3 APPLICATION OF CODE SECTION 409A:

Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon the “separation from service” of a “specified employee” (as such terms are defined in Code Section 409A), then any such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

ARTICLE VI

TERMINATION OF EMPLOYMENT

6.1 DEATH OR DISABILITY:

If a Participant’s employment is terminated by reason of death or disability during the Plan Year, the Committee may approve a Final Award for the Participant for the Plan Year. The Final Award shall be paid in accordance with Article V.

6.2 OTHER TERMINATION OF EMPLOYMENT:

Except for terminations listed in Section 6.1 or in connection with a termination due to a Change in Control as defined in Section 7.1, in the event a Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Committee may award all or part of such Participant’s Maximum Award, if the Performance Goal(s) with respect to such award are otherwise met at the completion of the Plan Year in which such termination of employment occurred.

6.3 BONUS CLAWBACK:

Any Participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payment under that award, and shall be required to repay the Company any payment of such award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following completion of the Plan Year and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Company policy, (ii) the Participant becomes employed with a competitor within the two-year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.

The Committee in its discretion may require a Participant to repay the amounts, if any, derived from an award in the event of a restatement of the Company’s financial results within three years after payment of such award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. The Committee will review these clawback provisions to ensure compliance with any rules or regulations adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Any changes required to be made to comply with such rules or regulations will apply to any award awarded under the Plan.

ARTICLE VII

CHANGE IN CONTROL

7.1 CHANGE IN CONTROL:

(a) In the event of a Change in Control (as defined below) and except as otherwise determined by the Committee, a Participant who is an employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the Participant’s Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b) Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

7.2 DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” shall be defined as set forth in the Company’s 2010 Omnibus Stock and Incentive Plan, as amended and restated (or any successor plan), provided that to the extent any payment under Section 7.1 is a payment of deferred compensation subject to Section 409A of the Code, such payment shall only occur if the event giving rise to the change in control would also constitute a “change in control event” within the meaning of Section 409A of the Code.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

8.2 TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

8.3 AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan (subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the New York Stock Exchange), or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may materially reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the material detriment of a Participant any vested rights in that Plan Year created pursuant to Article IV of this Plan. For the avoidance of doubt, the Committee’s exercise of negative discretion pursuant to Section 4.2 shall not be deemed to be an amendment to the Plan.

8.4 INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board or who is or shall have been an employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition, this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

8.5 BENEFICIARY DESIGNATION:

(a) Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(1)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(2)	Participant’s children (including children by adoption);

(3)	Participant’s parents (including parents by adoption); or

(4)	Participant’s executor or administrator.

(b) Payment of benefits, in accordance with Section 6.1 shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

8.6 RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

8.7 UNFUNDED STATUS OF THE PLAN:

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

8.8 GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan, without reference to principles of conflicts of laws.

8.9 STOCKHOLDER APPROVAL AND COMMITTEE CONTINGENCIES; PAYMENT OF AWARDS:

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the stockholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such stockholder approval is obtained, no award shall be paid or payable pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to stockholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after the five year anniversary of initial stockholder approval.